Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited condensed combined pro forma financial data (“pro forma financial data”) combines the historical consolidated financial positions and results of operations of STERIS plc (“STERIS”) and Cantel Medical Corp. (“Cantel”) as an acquisition by STERIS of Cantel. The transaction was announced on January 12, 2021 and provided that each share of Cantel common stock, par value $0.10 per share (“Cantel Common Stock”), issued and outstanding immediately prior to the effective time of the Pre-Closing Merger (as defined in the Agreement and Plan of Merger, dated as of January 12, 2021, as amended by Amendment to Agreement and Plan of Merger, dated as of March 1, 2021 (the “Merger Agreement”), by and among the Cantel, STERIS and certain of their affiliates) (other than certain shares held by Cantel) was converted into the right to receive $16.93 in cash (“Cash Consideration”) and 0.33787 STERIS ordinary shares, par value $0.001 per share (“Ordinary Shares” and, collectively with the Cash Consideration, the “Merger Consideration”).

The pro forma financial data has been prepared to give effect to the following:

•

The acquisition of Cantel by STERIS in the transaction under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, where the assets and liabilities of Cantel will be recorded by STERIS at their respective fair values as of the date of completion;

•

The distribution of cash and Ordinary Shares to holders of Cantel Common Stock (“Cantel Stockholders”) (holders of common stock of Canyon HoldCo, Inc. (“Canyon Newco Common Stock”) after the Pre-Closing Merger) in exchange for Cantel Common Stock (Canyon Newco Common Stock after the Pre-Closing Merger) (based upon a 0.33787 exchange ratio);

•	Certain reclassifications to conform the historical financial statement presentation to the pro forma financial data presentation and elimination of existing trade activity between STERIS and Cantel;

•	Certain other material related transactions, including financing; and

•	Transaction costs that have or will be incurred in connection with the transaction.

The unaudited pro forma balance sheet data (“pro forma balance sheet data”) as of March 31, 2021 and the unaudited pro forma statement of income data (“pro forma statement of income data”) for the fiscal year ended March 31, 2021 are based upon, derived from and should be read in conjunction with the historical consolidated financial statements and related notes of STERIS for the fiscal year ended March 31, 2021 (which are available in STERIS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021). The pro forma balance sheet data and pro forma statement of income data have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. Because Cantel’s fiscal year end is July 31 and STERIS’s fiscal year end is March 31, the pro forma statement of income data for the fiscal year ended March 31, 2021 utilize Cantel’s results of operations for the twelve months ended April 30, 2021. The consolidated statement of income of Cantel for the four quarterly periods ended April 30, 2021 were determined by adding Cantel’s unaudited condensed consolidated statement of income for the nine months ended April 30, 2021 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2020 and subtracting Cantel’s unaudited condensed consolidated statement of income for the nine months ended April 30, 2020. The pro forma balance sheet data utilizes Cantel’s unaudited condensed consolidated balance sheet as of April 30, 2021. These values are based upon, derived from and should be read in conjunction with the historical audited financial statements of Cantel for the fiscal year ended July 31, 2020 (which are available in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020) and the historical unaudited condensed consolidated financial statements of Cantel for the periods ended April 30, 2021, January 31, 2021 and October 31, 2020 (which are available in Cantel’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2021, January 31, 2021 and October 31, 2020, respectively).

The pro forma statement of income data for the year ended March 31, 2021 give effect to the STERIS acquisition of Cantel as if it had occurred on April 1, 2020. The pro forma balance sheet data as of March 31, 2021 gives effect to the STERIS acquisition of Cantel as if it had occurred on March 31, 2021.

The pro forma financial data is provided for illustrative information purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the transaction been completed on the dates indicated, or the future operating results or financial position of STERIS following the transaction. Future results may vary significantly from the results reflected because of various factors. The pro forma financial data has been prepared by STERIS in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission (the “SEC”) on May 21, 2020.

The pro forma financial data also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. STERIS expects to realize annualized pre-tax cost synergies of approximately $110 million by the fourth fiscal year following the close, with approximately 50% achieved in the first two years. Cost synergies are expected to be primarily driven by cost reductions in redundant public company and back-office overhead, commercial integration, product manufacturing, and service operations. The $110 million of pre-tax cost synergies has not been adjusted in the pro forma financial data. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the transaction.

As of the date of this filing, STERIS has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Cantel’s assets to be acquired or liabilities to be assumed, other than preliminary estimates for intangible assets, inventory and certain financial liabilities. Nor does STERIS have sufficient detail necessary to conclude that the carrying value of certain assets and liabilities approximates fair value. Accordingly, certain Cantel assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Cantel’s assets and liabilities will be based on Cantel’s actual assets and liabilities as of the Closing (as defined in the Merger Agreement). Actual adjustments will be finalized within one year of the Closing and may differ from the amounts reflected in the pro forma financial data, and the differences may be material.

Based on its due diligence, STERIS did not identify any material adjustments necessary to conform Cantel’s accounting policies to those of STERIS. However, STERIS will perform a more detailed review of Cantel’s accounting policies post completion. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

As a result of the foregoing, the transaction accounting adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial data. STERIS estimated the fair value of certain Cantel assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Cantel’s SEC filings and other publicly available information. Prior to the transaction completion, both companies were limited in their ability to share certain information.

Within one year of the completion of the transaction, a final determination of the fair value of Cantel’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the pro forma financial data may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact STERIS’s statement of income after effectuating the transaction. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the pro forma financial data.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of March 31, 2021

(in thousands)

	Historical STERIS (as reported)	Historical Cantel (as reported April 30, 2021)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS combined pro forma
Assets
Current assets
Cash	$220,531	$218,528	(716,426)	J	960,881	A	$683,514
Accounts receivable, net	609,406	164,929	—		—		774,335
Inventory	315,067	179,078	62,000	C	—		556,145
Income taxes receivable	—	39,551	—		—		39,551
Prepaid expenses and other current assets	66,750	23,911	—		—		90,661

Total current assets	1,211,754	625,997	(654,426)		960,881		2,144,206

Property, plant and equipment, net	1,235,400	227,631	—	D	—		1,463,031
Lease right of use assets, net	150,142	48,937	—	E	—		199,079
Goodwill	3,026,049	666,216	1,536,594	H	—		5,228,859
Intangible assets, net	898,406	454,773	1,735,227	B	—		3,088,406
Other assets	52,720	7,724	—		—		60,444

Total assets	$6,574,471	$2,031,278	$2,617,395		$960,881		$12,184,025

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$—	$29,500	$—		$(29,500)	A	$—
Accounts payable	156,950	58,950	—		—		215,900
Accrued income taxes	27,561	5,895	—	I	(3,855)	A	29,601
Accrued payroll and related liabilities	150,078	50,554	—		—		200,632
Accrued expenses and other	220,557	56,570	—	G	—		277,127
Lease obligations due within one year	22,774	10,582	—	E	—		33,356
Other current liabilities	—	30,903	—	F	(5,500)	A	25,403

Total current liabilities	577,920	242,954	—		(38,855)		782,019

Noncurrent liabilities
Long-term indebtedness	1,650,540	731,759	—	F	1,005,802	A	3,388,101
Convertible Debt		130,316	37,684	F	—		168,000
Long term lease obligations	129,673	41,243	—	E	—		170,916
Deferred income taxes	236,860	51,147	516,282	G	3,855	A	808,144
Other noncurrent liabilities	88,010	16,669	—	F	(9,921)	A	94,758

Total liabilities	2,683,003	1,214,088	553,966		960,881		5,411,938

Shareholders’ equity
Ordinary Shares at par	85	4,697	(4,683)	I	—		99

	Historical STERIS (as reported)	Historical Cantel (as reported April 30, 2021)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS combined pro forma
Capital in excess of par value	2,002,740	285,310	2,595,295	I	—		4,883,345
Treasury shares	—	(71,487)	71,487	I	—		—
Retained earnings	1,939,408	605,984	(605,984)	I	—		1,939,408
Accumulated other comprehensive income (loss)	(61,243)	(7,314)	7,314	I	—		(61,243)

Shareholders’ equity	3,880,990	817,190	2,063,429		—		6,761,609
Noncontrolling interests	10,478	—	—		—		10,478

Total equity	3,891,468	817,190	2,063,429		—		6,772,087

Total liabilities and equity	$6,574,471	$2,031,278	$2,617,395		$960,881		$12,184,025

See the accompanying notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended March 31, 2021

(in thousands, except for per share data)

	Historical STERIS (as reported)	Historical Cantel (twelve months ended April 30, 2021)	Reclassification and elimination adjustments Note 2	Transaction adjustments Note 4	Note	Other Transaction adjustments Note 5	Note	STERIS combined pro forma
Net revenues	$3,107,519	$1,138,391	$(12,953)	$—		$—		$4,232,957
Cost of revenues	1,764,419	599,347	(12,953)	63,396	A,C	—		2,414,209
Selling, general and administrative expense	731,320	376,203	(2,914)	234,686	B,C,D	19,557	A,B	1,358,852
Research and development expense	66,326	31,493	—	458	C	—		98,277
Restructuring expenses	(2,914)	—	2,914	—		—		—
Interest expense and other, net	30,835	61,902	—	—		(7,775)	A	84,962

Income from continuing operations before income taxes	517,533	69,446	—	(298,540)		(11,782)		276,657
Income tax expense	120,663	17,379	—	(71,985)	E	5,122	C	71,179

Net income from continuing operations	396,870	$52,067	—	(226,555)		(16,904)		205,478
Less net income for noncontrolling interests	(530)	—	—	—		—		(530)

Net income from continuing operations attributable to ordinary shareholders	$397,400	$52,067	$—	$(226,555)		$(16,904)		$206,008

Net income from continuing operations per Ordinary Share
Basic	$4.66	$1.23						$2.07
Diluted	$4.63	$1.19						$2.05
Weighted-average number of Ordinary Shares outstanding
Basic	85,203	42,237						99,500
Diluted	85,898	43,839						100,322

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(All figures reported in thousands except for per share data, unless indicated otherwise)

Note 1. Basis of Presentation

The accompanying pro forma financial data and related explanatory notes were prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The pro forma financial data has been compiled from historical consolidated financial statements prepared in accordance with generally accepted accounting principles, and should be read in conjunction with STERIS’s Annual Report on Form 10-K for the year ended March 31, 2021 and Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the Quarterly Reports on Form 10-Q for each of the periods ended April 30, 2021, January 31, 2021 and October 31, 2020.

The pro forma financial data has been prepared to illustrate the effects of the transaction involving STERIS’s subsidiaries and Cantel under the acquisition method of accounting with STERIS treated as the acquirer. The pro forma financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of STERIS after completion of the transaction had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of STERIS after completion of the transaction. Under the acquisition method of accounting, the assets and liabilities of Cantel, as of the effective time of the transaction, will be recorded by STERIS at their respective fair values, and the excess of the purchase consideration over the fair value of Cantel’s net assets will be allocated to goodwill.

The transaction provides for Cantel Stockholders to receive the Merger Consideration for each share of Cantel Common Stock they held immediately prior to the Pre-Closing Merger. Based on the low trading price of STERIS Shares on the NYSE on June 2, 2021 of $188.10, the value of the Merger Consideration per share of Cantel Common Stock was $80.48.

The pro forma allocation of the purchase consideration reflected in the pro forma financial data is subject to adjustment and may vary from the actual purchase consideration allocation that ultimately will be recorded. Adjustments may include, but are not limited to, changes in (i) Cantel’s balance sheet between April 30, 2021 and the June 2, 2021 completion date; (ii) total transaction related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Although no material differences were noted in the due diligence process, the accounting policies of both STERIS and Cantel will be reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Costs related to the transaction, such as investment banker, advisory, legal, valuation and other professional fees, are not included as a component of consideration transferred but are expensed as incurred. The impact of trade that existed between STERIS and Cantel during the pro forma periods has been adjusted in the column labeled reclassification and elimination adjustments in the pro forma statement of income data but was not material to the pro forma balance sheet data.

The pro forma financial data does not reflect potential cost savings, operating synergies or revenue enhancements that STERIS and Cantel may achieve as a result of the transaction, the costs to combine the operations of STERIS and Cantel or the costs necessary to achieve such potential cost savings, operating synergies and revenue enhancements.

Note 2. Pro Forma Reclassification and Elimination Adjustments

Certain reclassifications and elimination adjustments have been recorded to adjust historical financial statements to conform to the pro forma financial data presentation.

Revenues reported by Cantel and cost of revenues reported by STERIS of $12,953 have been eliminated from the pro forma statement of income data based on the value of purchases made by STERIS from Cantel in the normal course of business during the year ended March 31, 2021. The impact to the pro forma balance sheet data of trade payables and receivables was not material and has not been adjusted.

Note 3. Estimated Purchase Consideration, Allocation and Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The purchase consideration, related estimated allocations and resulting excess over fair value of net assets acquired are as follows:

Total Cantel Common Stock and stock equivalents	42,316
Exchange ratio per share	0.33787

Ordinary Shares to be issued to Cantel Stockholders	14,297
STERIS per share low trading price on June 2, 2021	$188.10

Total value of Ordinary Shares to be issued to Cantel Stockholders	$2,689,330
Total cash consideration paid at $16.93 per share of Cantel Common Stock and stock equivalent	716,426

Estimated purchase consideration for Cantel Common Stock and stock equivalents	3,405,756
Consideration for replacement of share based compensation awards	19,648
Consideration for equity component of Cantel Convertible Debt	171,641

Total estimated purchase consideration	$3,597,045
Fair value adjustments for other intangible assets	2,190,000
Fair value adjustments for inventory	62,000
Fair value adjustments for Convertible Debt assumed	(37,684)
Deferred tax impact of fair value adjustments	(516,282)
Adjusted book value of net assets acquired	(303,799)

Goodwill	$2,202,810

The purchase consideration allocation and adjustments shown in the table above is based on STERIS’s estimates of the fair value of certain Cantel assets and liabilities. Once sufficient information is accessible and final valuations are performed, the purchase consideration allocation may differ materially from the estimates.

A.	Total estimated purchase consideration

The total estimated purchase consideration for Cantel Common Stock and stock equivalents of $3,405,756 is comprised of Ordinary Shares consideration valued at $2,689,330 and Cash Consideration of $716,426. Based on the low trading price on the New York Stock Exchange of Ordinary Shares of $188.10 on June 2, 2021, the total consideration ultimately received by Cantel Stockholders in the First Merger (as defined in the Merger Agreement) has a value of approximately $80.48 per share of Cantel Common Stock. Additional estimated purchase consideration of $19,648 and $171,641 related to replacement share based compensation awards and the fair value of the equity component of the Convertible Debt (as defined below), respectively, results in total estimated equity consideration of $3,597,045.

Upon completion of the transaction, the holder of each share of Cantel Common Stock was entitled to receive the Merger Consideration. Restricted stock units corresponding to Cantel Common Stock (“Cantel RSU Awards”) held by non-employee directors of Cantel outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the transaction became fully vested. These Cantel RSU Awards were cancelled, and each share of Cantel Common Stock covered by such Cantel RSU Awards was converted into the right to receive the same Merger Consideration as other Cantel Stockholders.

Other Cantel RSU Awards outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the Mergers were converted into STERIS restricted stock unit awards (“STERIS RSU Awards”) with vesting terms and conditions consistent with the terms of the previous Cantel RSU Awards except that performance-based vesting Cantel RSU Awards were converted to service-based vesting STERIS RSU Awards based on 100% of the target number of shares of Cantel Common Stock covered by such Cantel RSU Award.

B.	Other intangible assets

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The identified intangible assets include Customer relationships, tradenames and developed technology.

The estimated useful lives are based on the historical experience of STERIS, available similar industry data and assumptions made by STERIS management. These estimated fair values were prepared solely for the purposes of preparing this pro forma financial data and are subject to change upon preparation of the final valuation. Changes in fair value of the acquired intangible assets may be material.

Net adjustments of $1,735,227 were made to eliminate the historical Cantel other intangibles of $454,773 and record the estimated other intangibles assets of $2,190,000 related to the transaction. The average estimated useful lives of the identifiable intangible assets is 13 years.

C.	Inventory

To estimate the fair value of inventory, STERIS considered the components of Cantel’s inventory, as well as estimates of selling prices and selling and distribution costs.

A fair value adjustment to inventory of $62,000 was made to adjust inventory to estimated fair value.

D.	Property, plant and equipment

No adjustments to the carrying value of property, plant and equipment were estimated as STERIS does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s fixed assets to estimate fair value or conclude whether carrying value approximates fair value.

E.	Right of use assets and lease liabilities

No adjustments to the carrying value of right of use assets or liabilities were estimated as STERIS does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s leased assets and obligations to estimate fair value or conclude whether carrying value approximates fair value.

F.	Convertible debt, debt, and interest rate swaps

Effective April 1, 2021, STERIS adopted ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” Therefore, for the purpose of this pro forma financial data, STERIS assumed that it would have adopted ASU 2020-06 at the respective closing dates assumed.

Cantel’s convertible debt is comprised of $168,000 aggregate principal amount of convertible senior notes due 2025 (“Convertible Debt”). The indenture governing the Convertible Debt (the “Cantel Indenture”) contains certain provisions that are triggered because of events categorized as Recapitalizations, Reclassifications and Changes of Common Stock including a merger event such as the First Merger. Further, the Cantel Indenture provides for an increased conversion rate if notes are surrendered in connection with a Make-Whole Fundamental Change (as defined in the Cantel Indenture), which includes a merger event such as the First Merger. Therefore, to estimate the fair value of the Convertible Debt at the Closing for the purposes of the preparation of this pro forma financial data, STERIS has assumed that the holders of the Convertible Debt would elect to convert and surrender their Convertible Debt to obtain the increased conversion rate. STERIS has further assumed that it would elect to settle its obligation in cash and would do so within 90 days of the date of Closing. STERIS has estimated the fair value of the obligation based on the conversion rate, increased by the number of additional shares specified for a Make-Whole Fundamental Change, would be $339,641. This resulted in a fair value adjustment in the estimated purchase price allocation of $209,325. Of this total, $37,684 increased the value of the Convertible Debt liability to the aggregate principal value of the Convertible Debt of $168,000 and the balance of the adjustment of $171,641 increased additional paid in capital in recognition of the equity component of the Convertible Debt.

Except for the Convertible Debt, STERIS has settled Cantel’s other debt obligations at the time of Closing. Therefore, for the purposes of this pro forma financial data, it has been assumed that Cantel’s existing debt, other than the Convertible Debt, would have been settled at the respective closing dates assumed. As a result, no fair value adjustment has been reflected in the estimated purchase consideration allocation related to those obligations.

Cantel utilized interest rate swaps to hedge against fluctuations in the interest rate associated with variable rate borrowings. The recorded fair value of the interest rate swaps as disclosed in Cantel’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2021 was used as the estimate of the fair value for the purpose of these pro forma financial data and no further change in fair value was assumed.

G.	Deferred tax impact of fair value adjustments

The estimated deferred tax liability fair value adjustments are associated with the pro forma fair value adjustments to assets to be acquired and liabilities to be assumed including inventory, identifiable intangible assets and Convertible Debt. Jurisdictional details were not available for assets. However, based on information available and the structure of the transaction, STERIS has assumed that the majority of the transaction accounting adjustments relate to acquired assets and assumed liabilities attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was applied to all fair value adjustments for the purposes of this pro forma financial data. This estimate of deferred income tax liabilities is preliminary and is subject to change after close of the transaction and based upon management’s final determination of the fair value of assets and liabilities acquired or assumed by jurisdiction.

Net adjustments to deferred income tax liabilities totaling $516,282 were made in connection with the transaction accounting adjustments.

H.	Goodwill

Net adjustments totaling $1,536,594 are comprised of eliminating Cantel’s historical goodwill of $666,216 and recording the excess of the estimated purchase consideration over the estimated fair value of net assets acquired of $2,202,810.

I.	Equity

Adjustments to Ordinary Shares at par to eliminate Cantel Common Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) at par of $4,697 and record the issuance of Ordinary Shares at par to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $14. Adjustments to additional paid in capital to eliminate Cantel additional paid in capital of $285,310 and record the issuance of Ordinary Shares in excess of par value to Cantel Stockholders (holders of Canyon Newco Common Stock) immediately after the Pre-Closing Merger) of $2,689,316, record the portion of the fair value of replacement share based compensation awards attributable to service rendered prior to the closing dates of $19,648, and to record the equity component of the Convertible Debt fair value adjustment of $171,641. Adjustment to eliminate the value of Cantel Common Stock held as treasury shares of $71,487. Adjustment to eliminate Cantel retained earnings of $605,984. Adjustment to eliminate Cantel accumulated other comprehensive income of $7,314.

J.	Cash

Adjustment to cash reflecting the estimated payment of purchase price consideration to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $716,426.

Note 4. Pro Forma Transaction Accounting Adjustments to the Unaudited Condensed Combined Statement of Income

The pro forma financial data has been prepared using Cantel’s publicly available financial statements and disclosures, as well as certain assumptions made by STERIS. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 3.

A.	Inventory

Inventory is expected to turnover during the first-year post acquisition. Therefore, cost of revenues in the pro forma statement of income data for the year ended March 31, 2021 has been adjusted by the full amount of the fair value adjustment of $62,000.

B.	Other intangible assets

Total adjustments related to amortization expense of intangible assets are as follows:

Year ended March 31, 2021
Elimination of historical intangible asset amortization of Cantel	$(35,807)
Estimated amortization of fair value of acquired intangible assets	166,648

Net adjustments to selling, general and administrative expenses	$130,841

The amortization expense related to intangible assets acquired is based on estimated fair value amortized over the estimated useful life.

C.	Share based compensation expense

Adjustments to cost of revenues, selling, general and administrative expenses and research and development expense to recognize the post close service cost associated with replacement share based compensation awards issued in connection with the transaction. The classification of expense was estimated based on the allocation of expense disclosed in historical Cantel financial statements. No adjustment to eliminate Cantel’s historical share based compensation expense was made.

Year ended March 31, 2021
Cost of revenues	$1,396
Selling, general and administrative expenses	23,728
Research and development expenses	458

$25,582

D.	Net adjustment to reflect the estimated impact of transaction related costs of $80,117.

E.	Income taxes

The statutory federal income tax rate for STERIS is the Ireland statutory rate of 12.5% and the statutory federal income tax rate for Cantel is the U.S. statutory income tax rate of 21.0%. Jurisdictional details for Cantel’s assets, liabilities and earnings were not available. Based on information available and the structure of the transaction, STERIS has assumed that the majority of the transaction accounting adjustments relate to acquired assets, assumed liabilities, and costs that are attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was used in determining the tax impact of transaction accounting adjustments.

Although not reflected in the pro forma statement of income data, the effective tax rate of STERIS after completion of the transaction could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

After giving consideration to the deductibility of certain transaction costs, estimated net income tax adjustments of $71,985, have been included in the pro forma statement of income data to decrease income tax expense for the year ended March 31, 2021.

Note 5. Pro Forma Other Transaction Adjustments

In accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, STERIS has also adjusted the pro forma financial data for certain material transactions that are probable to occur in connection with the transaction.

A.	Financing

To facilitate the acquisition of Cantel, STERIS obtained a bridge financing commitment on January 12, 2021 totaling $2,100,000, which would have been made available in a single draw on the acquisition closing date to the extent permanent financing was not obtained and utilized. Debt issuance costs associated with the bridge financing were expensed in the fourth quarter of the fiscal year ended March 31, 2021 as permanent financing was obtained to replace the bridge financing commitment. Therefore, no adjustments were necessary in the preparation of the pro forma balance sheet data as of March 31, 2021 relative to the fees paid in connection with the bridge financing. Adjustment has been made to eliminate the pro forma income statement impact of the bridge financing fees of $8,400 which were expensed in the fiscal 2021 historical income statement of STERIS but would be associated with a pre-close income statement period.

STERIS entered into a credit agreement, dated March 19, 2021 (the “Credit Agreement”), with various financial institutions, and JPMorgan Chase Bank, N.A., as administrative agent. For the purposes of preparing this pro forma financial data, STERIS has made adjustments based on the agreed terms of the Credit Agreement. These Credit Agreement replaced STERIS’s existing credit agreement dated March 23, 2018, which was terminated, and all outstanding borrowings thereunder repaid at closing of the Credit Agreement. The new Credit Agreement provides $1,250,000 of borrowing capacity, in the form of a revolving credit facility, which may be utilized for revolving credit borrowings, swing line borrowings and letters of credit, with sublimits for swing line borrowings and letters of credit. The Credit Agreement permits an incremental increase of commitments available thereunder in an amount not to exceed $625,000 at the discretion of the lenders.

STERIS also entered into two term loan agreements (collectively, the “Term Loans”). The first term loan, in the amount of $550,000, replaced the previous term loan agreement dated November 18, 2020, which would have matured on November 20, 2023. The second term loan, in the amount of $750,000, could not be utilized unless, among other conditions, the transaction was consummated. STERIS drew $650,000 on the second term loan on June 2, 2021. No principal payments are due on the Term Loans in the first year. During years two and three, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 5% reduction in the original principal amount each year. During years four and five, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 7.5% reduction in the original principal amount each year. The remaining unpaid principal balances of the Term Loans, together with accrued and unpaid interest thereon, is due and payable at maturity.

The Credit Agreement and Term Loans contain leverage and interest coverage covenants. The term loan agreements and Credit Agreement mature five years from inception.

Credit Agreement borrowings will bear interest at variable rates based upon a credit ratings pricing grid. Borrowings under the term loans also will bear interest at variable rates defined by provisions consistent with the Credit Agreement. For the purposes of the preparation of the pro forma statement of income data, it was assumed that the term loans were outstanding as of April 1, 2020. Interest rates were based on current market interest rates and margins driven by anticipated ratings and assumed to be 1.3% annually for the year ended March 31, 2021.

STERIS also issued $1,350,000 aggregate principal amount of fixed-rate senior, unsecured senior notes (the “Senior Notes”) on April 1, 2021. For the purposes of the preparation of the pro forma statement of income data, $1,350,000 aggregate principal amount of Senior Notes are assumed to have been issued and outstanding as of April 1, 2020. The Senior Notes were issued in two tranches of $675,000 each, with maturities of 10 and 30 years from the issue date and bear annual interest rates of 2.7% and 3.75%, respectively.

The proceeds from various borrowings were used to fund the cash consideration portion of the transaction, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs.

The adjustments to record pro forma interest expense for the pro forma statement of income data were based on (i) Cantel’s actual interest expense incurred during the historical twelve-month period and (ii) estimated incremental interest expense or savings associated with the additional borrowings to fund the transaction and refinancing of Cantel debt as if the transaction had occurred on April 1, 2020. The fair value of Cantel’s interest rate swap liabilities was estimated for the purchase price consideration and allocation. No further change in the fair value was assumed for the periods presented in the preparation of the pro forma financial data. The interest rates in effect at the time of preparation were assumed to be in effect for the entire pro forma statement of income data period. The interest expense that STERIS will ultimately pay may vary greatly from what is assumed in the pro forma statement of income data and will be based on among other things, the actual future funding needs, maintenance of the investment grade ratings received from rating agencies in advance of the registered senior notes offering, public debt market conditions in general, movements in U.S. Treasury rates, spreads and market interest rates, including the Base Rate or the Eurocurrency Rate (each, as defined in the Credit Agreement), and the contractual terms of the Credit Agreement.

A net adjustment of $7,775 has been recorded to reduce interest expense for the year ended March 31, 2021.

B.	Executive Compensation Arrangements

Certain members of the Cantel management team participate in the Executive Severance Plan, adopted and effective September 24, 2020 (the “Executive Severance Plan”). The Executive Severance Plan includes provisions for the determination of severance, bonus and benefit entitlements as well as acceleration of Cantel RSU Awards in the event of a qualifying resignation or termination during a Change in Control Coverage Period (as defined in the Executive Severance Plan). The actual determination of benefits under the Executive Severance Plan varies based on the individual’s specified participation tier as well as base salary and status of bonus and outstanding equity awards at the time of a qualifying resignation or termination. Because several members of the management team participating in the Executive Severance Plan have experienced a qualifying resignation or termination at the time of the transaction, and additional members will experience such within the specified term of the plan, STERIS concluded that payments in connection with the Executive Severance Plan were probable for the purposes of preparation of this pro forma data. To estimate the potential cost of such actions under the Executive Severance Plan, STERIS made a number of assumptions including an assumption that certain members of management would experience the qualifying resignation or termination at the consummation of the transaction. Based on current base salary, bonus and outstanding equity awards, an adjustment to selling, general and administrative expenses for the estimated cost of $27,957 including the payment entitlements under the Executive Severance Plan, accelerated share based compensation expense, and any estimated applicable make-whole payments associated with taxes under Section 4999 of the Internal Revenue Code was included in the earliest period presented in the pro forma financial information.

C.	Income tax expense

An adjustment of $5,122 was made to increase income tax expense in the year ended March 31, 2021 for the income tax effects of the other transaction accounting adjustments associated with Financing and Executive Compensation Arrangements. An assumed income tax rate of 25% was used.

D.	Net income from continuing operations per Ordinary Share

Pro forma net income from continuing operations per Ordinary Share for the year ended March 31, 2021 has been calculated based on the estimated weighted-average number of Ordinary Shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding as of April 1, 2020. The dilutive effective of share based compensation awards has been calculated as if the acquisition-related replacement awards had been issued as of April 1, 2020. For additional information on calculation of acquisition-related shares, see Note 3.

	Year ended March 31, 2021
	STERIS (as reported)	Pro forma combined
Net income from continuing operations attributable to STERIS’s Shareholders	$397,400	$206,008
Weighted-average number of Ordinary Shares outstanding – basic	85,203	99,500
Plus dilutive effect of share based compensation awards	695	822

Weighted-average number of Ordinary Shares outstanding – diluted	85,898	100,322
Net income from continuing operations per Ordinary Share
Basic	$4.66	$2.07
Diluted	4.63	2.05